Exhibit 99.1



       S.Y. Bancorp Announces Record Third Quarter Results, as Net Income
             Increases 18% to $5,851,000 or $0.41 Per Diluted Share


     LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 19, 2005--S.Y. Bancorp, Inc. (NASDAQ: SYBT) (formerly listed on the Amex under the ticker SYI), the parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today reported record results for the third quarter and nine months ended September 30, 2005. The Company's higher earnings for the periods reflected increased net interest income driven primarily by improved net interest margin along with ongoing loan growth. Steadily improving asset quality also had a positive impact on net income as a continued improvement in credit quality metrics made it unnecessary for the Company to record a provision for loan losses in the third quarter. Additionally, sources of non-interest income continued to rise as the Company sustained strong performance in its investment management and trust operations, while it also reported higher income from brokerage and mortgage lending. A summary of results for the third quarter and year-to-date period follows:


Quarter ended September 30,         2005           2004        Change
---------------------------      -----------    -----------    ------
Net income                       $ 5,851,000    $ 4,971,000     17.7%
Net income per share, diluted    $      0.41    $      0.35     17.1%
Return on average equity               18.77%         17.90%
Return on average assets                1.83%          1.71%

Nine months ended September 30,     2005           2004        Change
-------------------------------  -----------    -----------    ------
Net income                       $16,120,000    $13,998,000     15.2%
Net income per share, diluted    $      1.14    $      0.99     15.2%
Return on average equity               17.90%         17.44%
Return on average assets                1.71%          1.65%


     "We are pleased to announce these record results for the third quarter, which extend the Company's track record for increased earnings and industry-leading performance," said Chairman David P. Heintzman. "Third quarter earnings were fueled by ongoing growth in our core bank businesses, especially in the area of new business development, which demonstrates real traction from the recent changes we made in both commercial and small business relationship management. Importantly, increased loan volume from these areas helped offset some of the usual runoff to be expected in our competitive environment and our intentional efforts to reduce our exposure to certain higher risk relationships. Strong results from Stock Yards Trust Company also continued to drive our growth in non-interest income, complementing the positive earnings impact of higher margins and improving credit quality. Together, these factors combined to generate solid results for the quarter and first nine months of the year, including another period of strong returns on average equity and assets. In fact, virtually all measures of our financial and operational performance for the third quarter registered improvements against the second quarter of 2005 as well as the same quarter last year."
     Heintzman said the Company was gratified to see continuing signs of excellent credit quality, including a significant reduction in non-performing loans from the second quarter. The amount of the Company's non-performing loans hit its lowest level in four years, which is even more impressive considering the loan portfolio has increased more than 50% during that same time period. The Company's evaluation of credit quality and risk, together with improved credit metrics and continued low levels of net charge-offs, again enabled it to forego a provision for loan losses in the third quarter. While the Company recognizes that credit risk remains an inherent part of its business and can represent a significant challenge to profitability, it remains confident that the Bank has properly identified and provided for potential risk in the loan portfolio as of September 30, 2005. The Company also notes that its allowance for potential loan losses remains very strong from a historical standpoint and in comparison to the level of non-performing loans now in the portfolio.
     Concluding, Heintzman stated, "We are excited about the Company's solid performance in the first nine months of the year and believe that our strong focus on customer service will continue to benefit both our core bank businesses and other areas, including trust, brokerage and mortgage. The complementary nature of our operations - this synergy in our business lines - continues to drive an impressive performance, one that is among the best in the regional bank sector. We remain focused on developing all business areas and maintaining our diverse revenue stream, which has been key to our strong and consistent results for shareholders, and we expect these ongoing strategies will help lead us to another year of record results for 2005."
     Net interest income, the Company's largest source of revenue, increased 16% in the third quarter and 10% for the first nine months of 2005 versus comparable 2004 periods, driven primarily by improved net interest margins combined with growth in loans - the Company's most significant earning asset. Net interest margin for the third quarter, which increased to 4.35% as the Company was able to hold down deposit costs even as market interest rates increased, reflected an improvement of 11 basis points from the second quarter of 2005 and a 24-basis-point increase from the same quarter last year. Net interest margin for the first nine months of the year, at 4.22%, was up one basis point from the year-earlier period, primarily because the upturn in the third quarter 2005 more than offset lower comparable margins in the first two quarters of the year. Although the Company believes it remains well positioned for a rising interest rate environment, future increases in rates by the Federal Reserve may have an adverse impact on future margins as increased competitive pressure in deposit and loan pricing may more than offset the positive impact of asset repricing. Depending on expected asset repricing and such factors as competitive rate pressures or unforeseen changes in the Company's funding mix, the net interest margin could experience some slight contraction during the next quarter.
     As in the second quarter of 2005, the Company made no provision for loan losses in the third quarter of 2005, which resulted in an 85% decline in the provision for the nine months ended September 30, 2005, compared with the same period in 2004. Non-performing loans fell approximately 23% from both the year-ago level and the second quarter of 2005. Net charge-offs were down 57% for the quarter and 33% year to date compared with the same periods of 2004. The amount of the quarterly provision for loan losses is calculated in response to these and other factors, and ultimately relies upon an overall internal analysis of the amount of risk in the loan portfolio. Based on this detailed analysis of credit risk, management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio as of September 30, 2005.
     Non-interest income increased 9% for the third quarter and year-to-date period ended September 30, 2005, compared with the same periods in 2004, primarily due to increases in investment management and trust income. Investment management and trust income was up 11% for the quarter and 15% for the year-to-date period compared with the same periods in 2004. Assets under management, at approximately $1.4 billion, were up 12% compared with the level one year ago, an increase that had a direct effect on investment management and trust income for the quarter. The trust company continues to add new and profitable relationships, driven in part by its strong investment management results. Also contributing to the growth of non-interest income were increases in revenue from bankcard transactions of 29% and 39%, respectively, for the third quarter and year-to-date period versus comparable 2004 periods, because of the growing use of these services by customers. Brokerage revenue grew approximately 44% for the quarter compared with the prior year as that department again reported solid gains in the quarter, aided in part by the comparison to a relatively slow quarter last year as well as the addition of a new broker since September 2004. This pace continued a strong year for the brokerage area as revenue was up 23% for the year-to-date period. Gains on sales of mortgage loans held for sale rose 38% in the third quarter compared with the prior year as the mortgage company had a solid quarter compared with a weaker quarter in 2004. For the year-to-date period, gains on the sales of mortgage loans held for sale were up 16% compared with the prior year. Offsetting higher non-interest income in several areas, service charges on deposit accounts declined 4% in the third quarter and 7% for the first nine months of the year on a comparable basis. Several factors contributed to the decline, including lower activity levels, the impact of free business checking, and the effect of higher interest rates on commercial analysis accounts.
     Non-interest expenses increased 13% for the quarter and 11% for the year-to-date period compared with the same 2004 periods. An approximate 16% increase in salaries and benefits for the quarter and 11% for the year-to-date period reflected the addition of professional staff in new and existing locations, along with annual compensation increases. Additionally, these comparisons were affected by lower-than-normal benefits expense in the third quarter of 2004 due to better-than-expected claims experience in the Company's self-funded health care plan. Net occupancy expense was up 11% for the quarter and 17% for the first nine months of 2005, largely as a result of the opening of new facilities during the third quarter of 2004. Data processing expense increased 5% for the quarter and 8% year to date due to ongoing investments in upgraded equipment and systems as the Company continues to improve its infrastructure in support of current and anticipated growth. Finally, the Company's state bank taxes increased 124% for the quarter and 50% for the year-to-date period as the Company re-evaluated its state and local tax accruals during the quarter and adjusted its expense accordingly.
     Income tax expense increased 19% for the quarter and 12% for the year-to-date period. The effective tax rate for the third quarter of 2005 was 32.0% compared to 31.7% in 2004. The effective tax rate for the first nine months of 2005 was 31.3% compared with 32.0% in 2004.
     Total assets for the third quarter increased 7% to $1.27 billion from $1.19 billion at the end of the third quarter of 2004. Loans increased 10% over the year-earlier level primarily due to strong loan growth in the latter part of 2004 and steady, but more moderate growth in 2005. Deposits increased 8% from September 30, 2004, as the Company has seen steady growth in the deposit portfolio over the last 12 months.

     S.Y. Bancorp, Inc., which trades on the NASDAQ under the symbol SYBT, was incorporated in 1988 as a bank holding company in Louisville, Kentucky. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904 and has locations in Louisville and southern Indiana, as well as a branch in Indianapolis. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary. The Company's Trust Preferred securities are listed on the Amex under the symbol SYI PR.

     This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                                  S.Y. Bancorp
                     Summary Unaudited Financial Information
                     (in thousands except per share amounts)

                      Third Quarter Ended        Nine Months Ended
                          September 30,            September 30,
                    -----------------------   -----------------------
                       2005         2004         2005         2004
                    ----------   ----------   ----------   ----------
Net interest
  income            $   12,728   $   10,928   $   36,128   $   32,919
Provision for
  loan losses             --            180          225        1,490
                    ----------   ----------   ----------   ----------
Net interest income
  after provision
  for loan losses       12,728       10,748       35,903       31,429
Non-interest
  income                 6,818        6,235       20,184       18,475
Non-interest
  expense               10,939        9,702       32,634       29,332
                    ----------   ----------   ----------   ----------
Net income before
  income taxes           8,607        7,281       23,453       20,572
Provision for
  income taxes           2,756        2,310        7,333        6,574
                    ----------   ----------   ----------   ----------
Net income          $    5,851   $    4,971   $   16,120   $   13,998
                    ==========   ==========   ==========   ==========
Net income per
  share
    Basic           $     0.42   $     0.36   $     1.16   $     1.02
    Fully diluted   $     0.41   $     0.35   $     1.14   $     0.99

Weighted average
  shares
  outstanding:
    Basic               13,875       13,843       13,910       13,760
    Fully diluted       14,102       14,192       14,136       14,153

                                  Sept. 30,    Dec. 31,     Sept. 30,
                                    2005         2004         2004
                                 ----------   ----------   ----------
Total assets                     $1,273,372   $1,212,015   $1,192,743
Total loans                       1,024,839      984,841      932,812
Non-interest bearing
  deposits                          175,562      159,342      164,925
Interest-bearing deposits           818,859      790,741      757,092
Stockholders' equity                123,423      116,647      113,510
Book value per share                   8.91         8.36         8.18

Unaudited supplemental financial information for the third quarter and nine months ended September 30, 2005 and 2004, may be obtained by following this link: http://www.irinfo.com/sybt/3q05fsm.pdf.



     CONTACT: S.Y. Bancorp, Inc.
              Nancy B. Davis, 502-625-9176